EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

UNIFIED GROCERS, INC. SUBSIDIARIES

Subsidiary	State or Other Jurisdiction of Incorporation or Organization

Banner Marketing, Inc.

Certified Grocers of California, Ltd.

Crown Grocers, Inc.

Grocers and Merchants Management Company

Grocers Capital Company

Grocers Development Center, Inc.

Grocers General Merchandise Company

Market Centre, Inc.

Springfield Insurance Company

Springfield Insurance Company Limited

Unified Grocers Insurance Services

Unified International, Inc.

United Grocers, Inc.

California California California California California California California California California Bermuda California Delaware Oregon